Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2023 Financial Results

HERCULES, Calif.-- May 4, 2023 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader in life science research and clinical diagnostic products, today announced financial results for the first quarter ended March 31, 2023.

First-quarter 2023 net sales were $676.8 million, a decrease of 3.3 percent compared to $700.1 million reported for the first quarter of 2022. On a currency-neutral basis, quarterly sales decreased 0.3 percent compared to the same period in 2022. COVID-related sales were $2.6 million in the first quarter of 2023 versus approximately $45 million in the year ago period. Excluding COVID-related sales, revenue increased 6.1 percent on a currency neutral basis.

Life Science segment net sales for the first quarter were $323.6 million, a decrease of 6.8 percent compared to the same period in 2022. On a currency-neutral basis, Life Science segment sales decreased by 3.6 percent compared to the same quarter in 2022. Excluding COVID-related sales, Life Science revenue grew 9.6 percent and was primarily driven by qPCR, western blotting, and Droplet Digital™ PCR products.

Clinical Diagnostics segment net sales for the first quarter were $352.1 million, or essentially flat when compared to the same period in 2022. On a currency-neutral basis, net sales increased 2.8 percent versus the same quarter last year. Excluding COVID-related sales, Clinical Diagnostics revenue increased 3.1 percent year over year, on a currency-neutral basis, driven by strong demand for diagnostic instruments.

First-quarter gross margin was 53.5 percent compared to 57.5 percent during the first quarter of 2022.

Income from operations during the first quarter of 2023 was $61.9 million versus $146.4 million during the same quarter last year.

Net income for the first quarter of 2023 was $69 million, or $2.32 per share, on a diluted basis, versus a net loss of $3,367 million, or $112.50 per share, on a diluted basis, during the same period in 2022. Net income (loss) amounts for the first quarter of 2023 and 2022 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the first quarter of 2023 was 18.7 percent, compared to 22.9 percent for the same period in 2022. The effective tax rate reported in Q1 2023 was primarily affected by geographical mix of earnings. The effective tax rate reported in Q1 of 2022 was primarily affected by an unrealized loss in equity securities.

“The expected decline in first quarter COVID-related sales resulted in lower year-over-year total revenues, however we are encouraged by continued underlying strength of our core business in Life Science and Clinical Diagnostics,” said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. “While lingering effects of supply chain challenges continued to impact our operations during the quarter, we are working diligently through our elevated order backlog to meet customer demand.”

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 54.2 percent for the first quarter of 2023 compared to 58.2 percent during the first quarter of 2022.

Non-GAAP income from operations during the first quarter of 2023 was $84.2 million versus $156.8 million during the comparable prior-year period.

Non-GAAP net income for the first quarter of 2023 was $99.4 million, or $3.34 per share, on a diluted basis, compared to $151.5 million, or $5.02 per share, on a diluted basis, during the same period in 2022.

The non-GAAP effective tax rate for the first quarter of 2023 was 20.9 percent, compared to 19.6 percent for the same period in 2022. The higher rate in 2023 was driven by geographical mix of earnings and lower compensation-related deductions.

GAAP Results
	Q1 2023	Q1 2022
Revenue (millions)	$676.8	$700.1
Gross margin	53.5%	57.5%
Operating margin	9.1%	20.9%
Net income (loss) (millions)	$69.0	$(3,367.3)
Income (loss) per diluted share	$2.32	$(112.50)

Non-GAAP Results
	Q1 2023	Q1 2022
Revenue (millions)	$676.8	$700.1
Gross margin	54.2%	58.2%
Operating margin	12.4%	22.4%
Net income (millions)	$99.4	$151.5
Income per diluted share	$3.34	$5.02

A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity -method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

Updated 2023 Financial Outlook

Bio-Rad is updating its financial outlook for full-year 2023. The company currently anticipates non-GAAP currency-neutral revenue growth of approximately 4.5 percent in 2023 compared to its previous estimate of 6.0 to 7.0 percent and an estimated non-GAAP operating margin of approximately 17.5 percent versus the company’s prior estimate of approximately 19.5 percent. Excluding COVID-related sales, Bio-Rad estimates full-year 2023 non-GAAP currency-neutral revenue growth to be approximately 8.5 percent versus its prior guidance of 10.0 to 11.0 percent.

Updated 2025 Financial Outlook

Bio-Rad is also updating its financial outlook for full-year 2025 presented at the company’s 2022 Investor Day event on February 25, 2022. The company now targets a currency-neutral, compounded annual average core revenue growth rate of approximately 8.0 percent between 2021 and 2025 versus its previous target of approximately 8.9 percent and an adjusted EBITDA margin of approximately 26.0 percent in 2025 compared to the company’s previous target of approximately 28.0 percent. Core revenue is defined as currency-neutral, non-GAAP revenue that also excludes COVID-related sales.

Conference Call and Webcast

Management will discuss the company’s first quarter ended March 31, 2023, results and financial outlook in a conference call at 2 PM Pacific Time (5 PM Eastern Time) on May 4, 2023. To participate, dial 833-470-1428 within the U.S. or +1 929-526-1599 outside the U.S., access code: 522530. A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostics markets. With focus on quality and customer service for over 70 years, our products advance scientific discovery and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with approximately 8,300 employees worldwide and 2022 revenues of $2.8 billion. For more information, please visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; the continued underlying strength of our core business in Life Science and Clinical Diagnostics; working diligently through our elevated order backlog to meet customer demand; for the full-year 2023: currently anticipating non-GAAP currency-neutral revenue growth of approximately 4.5 percent, an estimated non-GAAP operating margin of approximately 17.5 percent, and, excluding COVID-related sales, estimating non-GAAP currency-neutral revenue growth of approximately 8.5 percent; and for our 2025 financial outlook: targeting a currency-neutral, compounded annual average core revenue growth rate of approximately 8.0 percent between 2021 and 2025, and an adjusted EBITDA margin of approximately 26.0 percent in 2025. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect,” “target,” "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the impact of the COVID-19 pandemic, supply chain issues, global economic conditions, foreign currency exchange fluctuations, our ability to develop and market new or improved products, our ability to compete effectively, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net sales	$676,844	$700,062
Cost of goods sold	314,427	297,427
Gross profit	362,417	402,635
Selling, general and administrative expense	225,553	196,692
Research and development expense	74,951	59,535
Income from operations	61,913	146,408
Interest expense	12,337	4,048
Foreign currency exchange gains, net	(2,347)	(2,128)
Losses from change in fair market value of equity securities and loan receivable	17,525	4,545,117
Other income, net	(50,431)	(32,597)
Income (loss) before income taxes	84,829	(4,368,032)
(Provision for) benefit from income taxes	(15,867)	1,000,685
Net income (loss)	$68,962	$(3,367,347)

Basic earnings (loss) per share:
Net income (loss) per basic share	$2.33	$(112.50)
Weighted average common shares - basic	29,596	29,933

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$2.32	$(112.50)
Weighted average common shares - diluted	29,747	29,933

Note: As a result of the net loss for the three months ended March 31, 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$464,136	$434,215
Short-term investments	1,392,877	1,362,017
Accounts receivable, net	498,273	494,645
Inventories, net	752,937	719,316
Other current assets	169,029	147,783
Total current assets	3,277,252	3,157,976

Property, plant and equipment, net	506,454	498,612
Operating lease right-of-use assets	174,096	180,952
Goodwill, net	407,757	406,488
Purchased intangibles, net	327,828	332,147
Other investments	8,878,514	8,830,892
Other assets	95,513	94,599
Total assets	$13,667,414	$13,501,666

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$334,892	$329,831
Current maturities of long-term debt	519	465
Income and other taxes payable	50,867	32,428
Other current liabilities	203,345	205,984
Total current liabilities	589,623	568,708

Long-term debt, net of current maturities	1,198,005	1,197,716
Other long-term liabilities	2,116,070	2,119,990
Total liabilities	3,903,698	3,886,414

Total stockholders’ equity	9,763,716	9,615,252
Total liabilities and stockholders’ equity	$13,667,414	$13,501,666

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Cash received from customers	$677,522	$649,993
Cash paid to suppliers and employees	(552,990)	(615,630)
Interest paid, net	(22,482)	(306)
Income tax payments, net	(13,283)	(14,324)
Other operating activities	9,352	30,761
Net cash provided by operating activities	98,119	50,494
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(203,588)	(960,940)
Proceeds from sales and maturities of marketable securities and investments	168,840	77,877
Other investing activities	(35,725)	(33,078)
Net cash used in investing activities	(70,473)	(916,141)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	—	1,186,220
Payments on long-term borrowings	(115)	(104)
Other financing activities	4,424	4,177
Net cash provided by financing activities	4,309	1,190,293
Effect of foreign exchange rate changes on cash	(1,996)	6,877
Net increase in cash, cash equivalents and restricted cash	29,959	331,523
Cash, cash equivalents and restricted cash at beginning of period	434,544	471,133
Cash, cash equivalents and restricted cash at end of period	$464,503	$802,656

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$68,962	$(3,367,347)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35,587	33,401
Reduction in the carrying amount of right-of-use assets	9,999	10,018
Losses from change in fair market value of equity securities and loan receivable	17,525	4,545,117
Changes in working capital	(38,830)	(156,678)
Other	4,876	(1,014,017)
Net cash provided by operating activities	$98,119	$50,494

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended
	March 31, 2023	% of revenue	March 31, 2022	% of revenue

GAAP cost of goods sold	$314,427		$297,427
Amortization of purchased intangibles	(4,288)		(4,461)
Restructuring benefits (costs)	(330)		(3)
Non-GAAP cost of goods sold	$309,809		$292,963

GAAP gross profit	$362,417	53.5%	$402,635	57.5%
Amortization of purchased intangibles	4,288		4,461
Restructuring (benefits) costs	330		3
Non-GAAP gross profit	$367,035	54.2%	$407,099	58.2%

GAAP selling, general and administrative expense	$225,553	$196,692
Amortization of purchased intangibles	(1,691)	(1,849)
Legal matters	—	(1,193)
Acquisition related benefits (costs)	(800)	—
Restructuring benefits (costs)	(8,988)	(144)
Other non-recurring items (2)	(1,922)	(2,809)
Non-GAAP selling, general and administrative expense	$212,152	$190,697

GAAP research and development expense	$74,951	$59,535
Restructuring benefits (costs)	(4,235)	103
Non-GAAP research and development expense	$70,716	$59,638

GAAP income from operations	$61,913	9.1%	$146,408	20.9%
Amortization of purchased intangibles	5,979		6,310
Legal matters	—		1,193
Acquisition related (benefits) costs	800		—
Restructuring (benefits) costs	13,553		44
Other non-recurring items (2)	1,922		2,809
Non-GAAP income from operations	$84,167	12.4%	$156,764	22.4%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$17,525	$4,545,117
Gains (losses) from change in fair market value of equity securities and loan receivable	(17,525)	(4,545,117)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—

GAAP other (income) expense, net	$(50,431)	$(32,597)
Gains (losses) on equity-method investments	(995)	(990)

Non-GAAP other (income) expense, net	$(51,426)	$(33,587)

GAAP income (loss) before income taxes	$84,829	$(4,368,032)
Amortization of purchased intangibles	5,979	6,310
Legal matters	—	1,193
Acquisition related (benefits) costs	800	—
Restructuring (benefits) costs	13,553	44
(Gains) losses from change in fair market value of equity securities and loan receivable	17,525	4,545,117
(Gains) losses on equity-method investments	995	990
Other non-recurring items (2)	1,922	2,809
Non-GAAP income before income taxes	$125,603	$188,431

GAAP (provision for) benefit from income taxes	$(15,867)	$1,000,685
Income tax effect of non-GAAP adjustments (1)	(10,376)	(1,037,658)
Non-GAAP provision for income taxes	$(26,243)	$(36,973)

GAAP net income (loss)	$68,962	10.2%	$(3,367,347)	(481.0)%
Amortization of purchased intangibles	5,979		6,310
Legal matters	—		1,193
Acquisition related (benefits) costs	800		—
Restructuring (benefits) costs	13,553		44
(Gains) losses from change in fair market value of equity securities and loan receivable	17,525		4,545,117
(Gains) losses on equity-method investments	995		990
Other non-recurring items (2)	1,922		2,809
Income tax effect of non-GAAP adjustments (1)	(10,376)		(1,037,658)
Non-GAAP net income	$99,360	14.7%	$151,458	21.6%

GAAP diluted income (loss) per share	$2.32	$(112.50)
Amortization of purchased intangibles	0.20	0.21
Legal matters	—	0.04
Acquisition related (benefits) costs	0.03	—
Restructuring (benefits) costs	0.46	—
(Gains) losses from change in fair market value of equity securities and loan receivable	0.59	150.57
(Gains) losses on equity-method investments	0.03	0.03
Other non-recurring items (2)	0.06	0.09
Income tax effect of non-GAAP adjustments (1)	(0.35)	(34.37)
Add back anti-dilutive shares	—	0.95
Non-GAAP diluted income per share	$3.34	$5.02

GAAP diluted weighted average shares used in per share calculation	29,747	29,933
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	253
Non-GAAP diluted weighted average shares used in per share calculation	29,747	30,186

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$68,962	10.2%	$(3,367,347)	(481.0)%
Interest expense	12,337		4,048
(Benefit from) provision for income taxes	15,867		(1,000,685)
Depreciation and amortization	35,587		33,401
Foreign currency exchange gains, net	(2,347)		(2,128)
Other (income), net	(50,431)		(32,597)
Losses from change in fair market value of equity securities and loan receivable	17,525		4,545,117
Dividend from Sartorius AG	34,766		31,586
Legal matters	—		1,193
Acquisition related (benefits) costs	800		—
Restructuring (benefits) costs	13,553		44
Other non-recurring items (2)	1,922		2,809
Adjusted EBITDA	$148,541	21.9%	$215,441	30.8%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

2023 Financial Outlook

Forecasted non-GAAP operating margin excludes 80 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.